                                                                 EXHIBIT (e)(13)
                                                                 ---------------

                           CONFIDENTIALITY AGREEMENT
                           -------------------------

          THIS CONFIDENTIALITY AGREEMENT (this "Agreement") is made as of this 8/th/ day of December, 1999, between PROVANTAGE HEALTH SERVICES, INC., a Delaware corporation with its principal place of business at N19 W24130 Riverwood Drive, Waukesha, Wisconsin 53188 ("ProVantage") and MERCK & CO., INC., and its Affiliates with offices at One Merck Drive, Whitehouse Station, New Jersey 08889-0100 ("Company").

          WHEREAS, Company has requested certain information about the business activities of ProVantage in connection with the possibility of establishing a business relationship between ProVantage and the Company. This information is being collected from ProVantage for the sole purpose of evaluation of such a transaction (the "Permitted Use"). The information being requested may include, without limitation, descriptions of ProVantage's strategic and business plans, the identity of one or more other parties with whom ProVantage does business, descriptions of non-public transaction structure proposals, descriptions of ProVantage's business operations, descriptions of ProVantage's products and services, financial performance figures, financial projections, descriptions of ProVantage's computer systems and systems development, distribution networks, strategies, operations, and billing and receivable operations, software, technical systems and product development methodologies and strategies, marketing and operational procedures and strategies, client lists and other similar information. Any such information disclosed by ProVantage to Company, whether provided before or after the date of this Agreement, either orally or in writing, is hereinafter referred to as the "Confidential Information"; and

          WHEREAS, ProVantage has agreed to provide to Company, such Confidential Information with respect to its current and future operations, but only upon the terms and conditions set forth herein; and

          WHEREAS, the parties wish to set forth in this Agreement their agreements concerning the use and protection of the Confidential Information.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ProVantage and Company hereby agree that:

          1.   Acknowledgement.  The Confidential Information is proprietary to
               ---------------
ProVantage. Any disclosure or unauthorized use thereof may cause irreparable harm and loss to ProVantage.

          2.   Use of the Confidential Information.
               -----------------------------------

               a. Company will hold all of the Confidential Information in strict confidence, and except as expressly set forth herein, will not disclose such Confidential Information to any third person(s) (which term as used in this

          Agreement will be broadly interpreted to include without limitation any corporation, company, group, partnership, agency, or individual).

               b. Company shall: (i) use the Confidential Information only in connection with the Permitted Use; (ii) disclose the Confidential Information only to its officers, directors, employees and advisors who need to know the Confidential Information to accomplish the Permitted Use; and (iii) safeguard the Confidential Information with the same degree of care to avoid unauthorized disclosure as Company uses to protect its own Confidential Information of a similar nature; but in no case less than reasonable care. It is Company's responsibility to ensure that any officers, directors, or employees to have access to the Confidential Information will, prior to being provided with any or all of the Confidential Information, agree to be bound by the terms of this Agreement. Company shall not use the Confidential Information in any respect to compete with ProVantage at any time or provide such Information to a third party to compete with ProVantage.

               c. Immediately after Company's use of the Confidential Information for the Permitted Use, or earlier upon written request by ProVantage, Company shall return to ProVantage all of the Confidential Information, together with summaries of the Confidential Information or shall destroy such summaries; provided, however that the Company may retain one copy of all of the Confidential Information in its legal files in order to monitor compliance with this Agreement.

               d. ProVantage will use its best efforts to ensure the accuracy and completeness of the Confidential Information, but ProVantage does not make and will not be deemed to have made any warranty as to the accuracy or completeness of any of the Confidential Information. ProVantage will not be liable for any damages arising out of the use of the Confidential Information disclosed hereunder.

               e. Company will assume the liability for all damages, losses, costs, or expenses which result from (i) the use of the Confidential Information by Company for any purpose other than the Permitted Use;
          (ii) disclosure of the Confidential Information by Company to third parties or entities; or (iii) the use of the Confidential Information by any person or entity other than Company, caused by the unauthorized disclosure or dissemination of same by any employees, agents, or contractors of Company.

               f. The foregoing obligations of Company will not apply to the extent that the Confidential Information: (i) which, at the time of its disclosure, is in the public domain or which, after disclosure, becomes part of the public domain by publication or otherwise through no action or fault of Company; (ii) which Company can show was in its possession at the time of disclosure and was not acquired, directly or indirectly, from ProVantage; or (iii) which was received by Company from a third party having a legal right to transmit the information.

               g. Subject to Section 4 below, the foregoing obligations of Company will not apply to the extent that Company is required by law to provide the Confidential Information to a government agency or regulatory body.

               h. Company acknowledges its responsibilities under the federal securities laws, including without limitation, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, with respect to trading ProVantage's securities while in possession of material non-public information.

          3.   Communication With ShopKo and ProVantage Employees.  Company
               --------------------------------------------------
agrees that unless specifically authorized to the contrary, all communications with ProVantage shall be channeled only through designated ShopKo and ProVantage associates at ShopKo and ProVantage's headquarters in Green Bay, Wisconsin.

          4.   Legally Compelled Information.  In the event that Company or
               -----------------------------
anyone to whom it transmits any Confidential Information becomes legally compelled to disclose any of the Confidential Information, Company will provide ProVantage, with prompt written notice before such Confidential Information is disclosed so that ProVantage can seek a protective order or other appropriate remedy. In the absence of a protective order obtained by ProVantage or ProVantage's failure to quash the legal process requiring disclosure or other measure effectively removing the legal compulsion, Company shall have no duty to resist the production of Confidential Information and the production thereof shall not constitute a breach of this Agreement.

          5.   Reasonableness; Remedies.  Company acknowledges that these
               ------------------------
covenants are reasonable and necessary for the protection of the proprietary interests of ProVantage and that irreparable injury will result to ProVantage and its business if any provision of this Agreement is breached and agrees that if there should be any breach or threatened breach thereof, ProVantage shall be entitled to an ex parte injunction prohibiting such conduct, and in the event final judgement is entered in favor of ProVantage, the Company will reimburse ProVantage for all court costs and legal fees, including reasonable attorney's fees, incurred in enforcing this Agreement or obtaining relief hereunder other than in connection with ProVantage exercising its rights under Section 4 hereof.

          6.   Other Commitments.  Nothing contained in this Agreement or in any
               -----------------
discussions undertaken or disclosures made pursuant hereto shall be deemed a commitment by ProVantage to engage in any business relationship, contract or future dealing with Company.

          7.   Solicitation of Employees.  Company agrees that, without
               -------------------------
ProVantage's prior written consent, you will not for a period of two years from the date of this Agreement directly or indirectly solicit for employment or employ any person who is now employed by ProVantage or any of ProVantage's subsidiaries and who the Company came in contact with as a result of your evaluation or otherwise in connection with the Permitted Use; provided, however, that you shall not be prohibited from employing any such person who contacts you on his or her own initiative and without any direct solicitation by you.

          8.   Miscellaneous.
               -------------

               a. No patent, copyright, trademark or other proprietary right is licensed, granted or otherwise transferred directly, or by implication, estoppel or otherwise, by this Agreement or any disclosure hereunder, except for the right to use such information in accordance with this Agreement. No warranties of any kind are given with respect to the Confidential Information disclosed under this Agreement of any use thereof, except as may be otherwise agreed to in writing.

               b. This Agreement shall be effective as of the date first written above and shall continue for a period of 5 years.

               c. This Agreement may not be assigned by either party without the prior written consent of the other, except to any of its affiliates upon prior written notice. No permitted assignment shall relieve a party of its obligations hereunder with respect to Confidential Information disclosed to that party prior to the assignment. Any assignment in violation of this Section shall be void. This Agreement shall be binding upon the parties and their respective successors and assigns.

               d. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision which so far as possible achieves the parties' intent in agreeing to the original provision. The remaining provisions of this Agreement shall continue in full force and effect.

               e. Each party warrants that it has the authority to enter into this Agreement and to lawfully make the disclosures contemplated hereunder.

               f. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings relating hereto. The provisions of this Agreement may not be modified, amended or waived, except by a written instrument duly executed by both parties. This Agreement shall be governed in all respects by the laws of the State of Wisconsin without regard for conflict of laws principles.

               g. The parties expressly agree that facsimile signatures are binding on the parties.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

                              PROVANTAGE HEALTH SERVICES, INC.
                              a Delaware corporation


                              By:__________________________________________
                              Name and Title:________________________


                              MERCK & CO., INC.


                              By: /s/ Barbara Yanni
                                  --------------------------------------
                              Name and Title: Executive Director, Corporate
                                              -----------------------------
                                              Development
                                              -----------